UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Applied Micro Circuits Corporation

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INVITATION TO 2010 ANNUAL MEETING OF STOCKHOLDERS

DATE: Tuesday, August 17, 2010

TIME: 10:00 a.m.

PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters

215 Moffett Park Drive, Sunnyvale, California 94089

July 6, 2010

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 17, 2010. At the annual meeting, we will ask you to elect Cesar Cesaratto, Donald Colvin, Paul Gray, Fred Shlapak, Arthur Stabenow, Julie Sullivan and me as directors of your company and to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011. The stockholders will also vote on a proposal to increase the number of shares available for use in our Employee Stock Purchase Program.

If your shares are held in “street name” through a broker, recent rule changes will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. As a result of recent rule changes, the election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

In addition to the formal items of business, at the annual meeting I will review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

Dr. Paramesh Gopi

President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 17, 2010

To the Stockholders of Applied Micro Circuits Corporation:

The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089, on Tuesday, August 17, 2010, at 10:00 a.m., local time, for the following purposes:

1. To elect the nominees for director named in the proxy statement accompanying this notice.

2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

3. To vote upon a proposal to increase the number of shares of Common Stock available under our 1998 Employee Stock Purchase Plan.

4. To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is June 21, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

William Caraccio

Secretary

Sunnyvale, California

July 6, 2010

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 17, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro” or the “Company”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2010 annual meeting of stockholders to be held on Tuesday, August 17, 2010 at 10:00 a.m., local time at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.

We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about July 6, 2010. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1, the election of the nominees for director named in Proposal 1;

•	Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011; and

•	Proposal 3, to increase the number of shares of Common Stock available for purchase under our 1998 Employee Stock Purchase Plan (“ESPP”).

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 21, 2010 will be entitled to vote at the annual meeting. On this record date, there were 67,230,973 shares of Common Stock outstanding and entitled to vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 67,230,973 shares outstanding and entitled to vote. Thus 33,615,487 shares must be present at the annual meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.

Am I a stockholder of record?

If at the close of business on June 21, 2010 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AppliedMicro shares are not registered directly in my name but are held in street name?

If at the close of business on June 21, 2010 your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 16, 2010 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of AppliedMicro shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our Common Stock that you owned as of the close of business on June 21, 2010.

What types of votes are permitted on each proposal?

The types of votes permitted for Proposal 1, the election of the nominees for director named therein, Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, and Proposal 3, to increase the shares available under the Company’s ESPP, is a vote “For” or “Against” or abstain.

How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, each nominee to be elected must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election. A “majority of votes cast” means that the number of votes “For” a director’s election must exceed the number of votes “Against” that director’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 2, the ratification of the selection of KPMG LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

•

To be approved, Proposal 3, the approval of an increase in shares available under the Company’s ESPP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal and, with respect to Proposals 2 and 3, will have the same effect as “Against” votes. A “broker non-vote” occurs when a broker who holds shares for a beneficial owner does not vote on a particular item because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. Due to recent rule changes, with respect to the election of directors, your broker will not be able to vote your shares without your instructions.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of KPMG LLP and “For” Proposal 3, approval of an increase in the shares available under the Company’s ESPP. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

•

You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.

What does it mean if I receive more than one Notice?

If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the 2010 annual meeting.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our fiscal 2011 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089) by March 8, 2011. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our fiscal 2011 annual meeting must do so no earlier than the close of business on May 19, 2011 and no later than the close of business on June 18, 2011, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $11,500 in the aggregate.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors: Cesar Cesaratto, Donald Colvin, Paramesh Gopi, Ph.D., Paul R. Gray, Ph. D., Fred Shlapak, Arthur B. Stabenow, and Julie H. Sullivan, Ph.D. Each of our current directors has been nominated for election at the annual meeting.

The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each of Messrs. Cesaratto, Colvin, Shlapak and Stabenow and Drs. Sullivan, Gray and Gopi were elected by our stockholders at our last annual meeting.

Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.

Certain individual experience, qualifications, attributes and skills of each of our directors that led the Board to conclude that such directors should be re-nominated as directors are described in each of the biographies below. The following information was provided by the nominees:

CESAR CESARATTO
Chairman of the Board

Age:	62

Director Since:	2002

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing from 1970 to May 2001. His most recent position with Nortel was President Wireless Systems for Europe, Middle East and Africa. Mr. Cesaratto has also served on the Board of Directors of several companies: Genum Corporation from 2002 to 2007; Tundra Semiconductors Corporation from 2007 to 2009; and BreconRidge Corporation from 2007 to 2010. He is involved with a number of Canadian start-up companies as an angel investor.

Committee Memberships:	Chairman of the Compensation Committee, Member of the Governance and Nominating Committee.

Qualifications & Attributes	Mr. Cesarratto’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his experience with mature and emerging technology companies have positioned him well to serve as our Chairman of the Board of Directors.

DONALD COLVIN

Age:	57

Director Since:	2007

Principal Occupation:	Executive Vice President, Chief Financial Officer and Treasurer of ON Semiconductor, a semiconductor company, since March 2003.

Recent Business Experience:	Vice President Finance and Chief Financial Officer of Atmel Corporation, a semiconductor company, from 1998 to March 2003, and Chief Financial Officer for a subsidiary of Atmel from 1995 to 1998. Various positions with European Silicon Structures (ES2), a semiconductor manufacturer, from 1985 to 1995, including Chief Financial Officer from 1990 to 1995. Various financial management positions with Motorola Semiconductors Europe from 1977 to 1985.

Committee Memberships:	Member of the Audit Committee.

Qualifications & Attributes	Mr. Colvin brings deep expertise and operational experience in the finance and accounting fields, and the semiconductor industry to our Board of Directors.

PARAMESH GOPI, PH. D.

Age:	41

Director Since:	2009

Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.

Previous Business Experience:	Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008; Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets, where he most recently served as Vice President and General Manager of the Embedded and Emerging Business Unit. At Marvell, Dr. Gopi held several executive-level positions including Chief Technology Officer of Embedded and Emerging Business Unit and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks, in 1999. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed signal networking products.

Qualifications & Attributes	Dr. Gopi’s technical qualifications as well as leadership and management experience in startup and mature semiconductor companies make him uniquely qualified to lead AppliedMicro, and an invaluable member of our Board of Directors.

PAUL R. GRAY, PH. D.

Age:	67

Director Since:	2009

Principal Occupation:	Professor Emeritus, University of California at Berkeley.

Recent Business Experience:	Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray has held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS.

Other Current Directorships:	Telegent Corporation.

Committee Memberships:	Member of the Compensation Committee.

Qualifications & Attributes	Dr. Gray’s expertise and academic experience in electrical engineering, his years of executive leadership and management within higher education, and his service on other technology company boards make Dr. Gray a valuable contributor to our Board of Directors.

FRED SHLAPAK

Age:	66

Director Since:	2006

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.

Other Current Directorships:	Tundra Semiconductor Corporation and Gennum Corporation.

Committee Memberships:	Member of the Compensation Committee.

Qualifications & Attributes	Mr. Schlapak’s leadership experience within the semiconductor industry, as well as his service on other technology company boards, render him a valuable member of our Board of Directors.

ARTHUR B. STABENOW

Age:	72

Director Since:	1988

Principal Occupation:	Consultant, Private Investor.

Recent Business Experience:	Chairman, President and Chief Executive Officer of Micro Linear Corporation, a manufacturer of integrated circuits (April 1986 to January 1999).

Other Current Directorships:	Zoran, Inc.

Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Audit Committee and the Compensation Committee.

Qualifications & Attributes	Mr. Stabenow’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his more than 20 years of service as a director of AppliedMicro make him an invaluable member of our Board of Directors.

JULIE H. SULLIVAN, PH. D.

Age:	52

Director Since:	2005

Principal Occupation:	Executive Vice President and Provost at University of San Diego since July 2005.

Recent Business Experience:	Professor at the University of California, San Diego, Rady School of Management (July 2003 to July 2005), Interim Dean and Senior Associate Dean at the University of North Carolina at Chapel Hill, Kenan-Flagler Business School (July 1998 to June 2003).

Other Current Directorships:	SI Group.

Committee Memberships:	Chair of the Audit Committee and Member of the Governance and Nominating Committee.

Qualifications & Attributes	Dr. Sullivan’s expertise and academic experience in the finance and accounting fields make Dr. Sullivan well qualified to serve as our Audit Committee chair, and a valuable contributor to our Board of Directors.

Required Vote and Board Recommendation

Directors are elected pursuant to the “majority voting” standard that was adopted by our Board of Directors in April 2009. Under this standard, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Against” that nominee’s election. Our Board of Directors and the Governance and Nominating Committee has nominated for re-election as directors only those candidates who agree to tender, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive the required majority vote for re-election, and (2) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance and Nominating Committee and the Board may consider any factors that they deem relevant in deciding whether to accept a director’s resignation.

Only votes “For” or “Against” will affect the outcome of this proposal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the named nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.

THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.

We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:

Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

•

Under the majority voting standard, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

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Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, directors are elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.

•	Previously, all directors were elected by a plurality of the votes cast in any contested or uncontested election.

Independent Directors

•	As set forth in the Board Guidelines, at least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.

Board Leadership Structure

•

Our Board has concluded that having our Chairman of the Board be an independent director is the appropriate structure at this point in time. Having the positions of Chairman and Chief Executive Officer as separate positions allows our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. The Chairman coordinates, develops the agenda for, and moderates Board meetings, and acts as a liaison between the independent directors and management on sensitive issues. The Chairman also coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman of the Board deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

•

Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Committee Charters.

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In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under the Nasdaq listing standards.

Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Committee Charters.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under the Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to insure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Committee Charters.

•

Our Board of Directors has determined that each of the current members of the Audit Committee is independent under the Nasdaq listing standards and that each of Dr. Sullivan and Messrs. Colvin and Stabenow qualifies as an “audit committee financial expert” in accordance with applicable rules of the Securities and Exchange Commission ( the “SEC”).

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Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.

Corporate Governance Guidelines

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Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents.

Code of Business Conduct and Ethics

•

Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents.

•

We will promptly disclose on our corporate website, http://www.appliedmicro.com, or in a Form 8-K as required (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@amcc.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents.

In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents. All of the directors attended the fiscal 2009 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES

The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders a written recommendation to the Governance and Nominating Committee c/o the Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•	diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.

The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.

The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties.

RISK MANAGEMENT

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. As set forth in our Board Guidelines, the Board of Directors conducts an annual risk review prepared by management for assessment by the Board of Directors. Our

Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees management of financial and legal compliance risks. The Governance and Nominating Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

In addition to the annual risk review, management also makes periodic presentations to the Board and/or its committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings the Board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

BOARD MEETINGS AND ATTENDANCE

Board Meetings in Fiscal 2010: 15

Board Committees: Three standing committees: Audit, Compensation and Governance and Nominating

Total Committee Meetings in Fiscal 2010: 36. The number of meetings held by each committee is set forth below.

Fiscal 2010 Attendance: Each current Board member attended 75% or more of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member.

BOARD COMMITTEES

The following table provides additional information regarding the committees of our Board of Directors during fiscal 2010:

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2010
Audit Julie H. Sullivan, Ph.D., Chair Donald Colvin Arthur B. Stabenow	• Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee and the Committee establishes policies for pre-approval of all audit and non-audit services provided by such firm.	7

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2010
	• Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

Compensation Cesar Cesaratto, Chairman Paul Gray, Ph.D. (appointed to the Committee on October 28, 2009) Fred Shlapak Arthur B. Stabenow Niel Ransom, Ph.D. (retired from our board on August 18, 2009)	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation. • Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.	9

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

	• Has authority to engage an executive compensation consultant and other advisors.

Governance and Nominating Arthur B. Stabenow, Chairman Cesar Cesaratto Julie H. Sullivan, Ph.D.	• Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership. • Recommends candidates for election to the Board of Directors at the annual meeting.	20

	• Advises the Board of Directors on appropriate compensation for outside directors.

	• Advises the Board of Directors on corporate governance matters.

	• Has sole authority to engage a search firm to identify director candidates.

	• Evaluates the performance of the members of the Board of Directors.

	• Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes”, respectively.

REPORT OF THE COMPENSATION COMMITTEE 1

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2010.

Cesar Cesaratto, Chairman

Paul Gray, Ph.D.

Fred Shlapak

Arthur B. Stabenow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2010 were Messrs. Cesaratto, Shlapak and Stabenow and Dr. Gray. Niel Ransom, Ph.D. was a member of our Compensation Committee until he retired from the Board on August 18, 2009. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Relationships and Related Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE 2

The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.

[1]	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

[2]	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2010 with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, which supersedes Statement on Auditing Standards No. 61, Communication with Audit Committees.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2010.

Julie H. Sullivan, Ph.D., Chair

Donald Colvin

Arthur B. Stabenow

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES

The following tables set forth the aggregate fees billed by KPMG LLP for the services indicated for the fiscal year ended March 31, 2010, as well as the fees billed by Ernst & Young LLP, our previous independent registered public accounting firm, for the fiscal year ended March 31, 2009:

	KPMG 2010	EY 2009
Audit	$602,000	$935,321
Audit Related	42,200	57,399
Tax	—	35,000
All Other	—	1,500

Total	$644,200	$1,029,220

Audit Fees. Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting for the fiscal year and the review of our interim financial statements.

Audit Related Fees. Audit related fees include fees for, among other things, accounting consultations, merger and acquisition related work and statutory audits in certain locations outside the United States where we have operations.

Tax Fees. Tax fees consist of tax preparation services for employees on foreign assignment, technical tax advice on U.S. and international tax matters, assistance with foreign income tax return preparation, transfer pricing analysis, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, consultation regarding tax implications of mergers and acquisitions and assistance with tax audit defense matters.

All Other Fees. Other fees consist of a subscription, during fiscal 2009, to Ernst & Young Online, a proprietary knowledge management and research system.

All fees described above were approved by the Audit Committee. The Audit Committee has determined the rendering of the tax consulting services by Ernst & Young LLP for fiscal 2009 was compatible with maintaining that firm’s independence. In addition, during fiscal 2010, we incurred total fees of $131,000 for services rendered by Ernst & Young.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. During fiscal 2010, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Change in Independent Registered Public Accounting Firm

On August 26, 2009, we dismissed Ernst & Young, LLP (“EY”) as our independent auditors, upon recommendation and approval of the Audit Committee of the Board of Directors.

The audit reports issued by EY for the fiscal years ended March 31, 2008 and March 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of the AppliedMicro financial statements for each of the fiscal years ended March 31, 2008 and March 31, 2009 and the subsequent interim period through August 26, 2009, there were no disagreements between AppliedMicro and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in its report on our financial statements for such years.

On August 21, 2009, the Audit Committee of the Board of Directors approved the engagement of KPMG, LLP to audit our financial statements as of and for the fiscal year ending March 31, 2010. KPMG was formally engaged on September 1, 2009.

During the fiscal years ended March 31, 2008 and March 31, 2009 and through August 26, 2009, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

EY furnished a letter addressed to the SEC stating that it agreed with the above statements.

Required Vote and Audit Committee and Board Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

EMPLOYEE STOCK PURCHASE PLAN

APPROVAL OF INCREASE IN SHARES OF COMMON STOCK UNDER

THE APPLIED MICRO CIRCUITS CORPORATION 1998 EMPLOYEE STOCK PURCHASE PLAN

On April 28, 2010, the Board of Directors approved an increase in the number of shares of Common Stock that we may issue under the Applied Micro Circuits Corporation 1998 Employee Stock Purchase Plan (the “ESPP”) and directed that the matter be submitted to the stockholders of the Company for their approval. The proposal would amend the ESPP to increase the number of shares of Common Stock reserved for issuance from 4,800,000 shares to 6,300,000 shares. As of March 31, 2010, there were 760,252 shares remaining available for future purchases under the ESPP. The Board of Directors of AppliedMicro believes that it is important to provide eligible employees the opportunity to acquire a proprietary interest in the Company and thereby provide employees with an additional incentive to contribute to the long-term profitability and success of the Company. The Board believes the number of shares remaining available for future purchases under the ESPP to be inadequate to achieve the stated purpose of the ESPP in the future.

Summary of the ESPP

The following brief summary of certain features of the ESPP is qualified in its entirety by reference to the full text of the ESPP, which is included as Annex A hereto. Stockholders are urged to read the ESPP in its entirety.

General

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. General administrative functions under the ESPP are granted to a Committee appointed by the Board, presently the Compensation Committee.

Number of Shares Subject to the ESPP

If the amendment is approved, the maximum aggregate number of shares of Common Stock that may be purchased under the ESPP will be 6,300,000 shares. This maximum may be adjusted for stock splits, recapitalizations, mergers and other events affecting the Company’s capital stock.

Eligibility

Employees are eligible to participate in the ESPP if they customarily work more than 20 hours per week and more than five months in a calendar year. The employee must be employed by the Company or a participating subsidiary on the first day of the offering period in order to participate in that offering.

Employees are not eligible to enroll in the ESPP if they own (directly or indirectly), or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of Company stock or the stock of a Company subsidiary.

Participation in the ESPP

Participation in the ESPP is voluntary. As of March 31, 2010, the Company had approximately 486 employees eligible to participate in the ESPP, of which 321 employees are participating in the ESPP.

New Plan Benefits

As participation in the ESPP is voluntary, the future benefits under the ESPP are not yet determinable. The following table summarizes the shares purchased by designated individuals and groups during the preceding fiscal year.

APPLIED MICRO CIRCUITS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Name of Individual or Identification of Group	Title/Position	Dollar Value ($)(1)	Number of Shares Purchased

Named Executive Officers
Paramesh Gopi	Chief Executive Officer	$—	—
Robert Gargus	Senior Vice President & Chief Financial Officer	$5,255.67	609
Shiva Natarajan	Vice President — Controller	$—	—
Michael Major	Vice President — Human Resources	$—	—
Hector Berardi	Vice President — Operations	$—	—

All current executive officers, as a group		$5,255.67	609

All employees, including all current officers who are not executive officers, as a group		$3,289,324.50	381,150

(1)	Based on the last sales price per share $8.63 of Company stock on March 31, 2010, as reported on the NASDAQ.

Offering Periods, Enrollment and Contributions.

There are two default offering periods under the ESPP: February 1 to July 31 and August 1 to January 31. However, the Board of Directors may designate other periods. In order to enroll, an employee must provide an enrollment form to the Company prior to the first day of the offering period. Enrollment in the ESPP will constitute a grant by the Company of an option to purchase shares of stock under the ESPP during that offering period.

The enrollment form submitted by employees must state the level of contribution elected by the employee, which may be between one percent and 20 percent of the employee’s compensation (or such lesser maximum percentage as required to remain within the $25,000 limit set forth in the “Purchases” section, below). An employee may elect to increase, decrease or discontinue contributions once in each offering period by providing notice of such a decision to the Company. The employee may also withdraw their contributions by notifying the Company at least 5 days before the Purchase Date, but may not thereafter re-enroll for the same offering period.

Purchases

On the last day of each Purchase Period of the ESPP, the accumulated contributions of each employee will be applied to the purchase of a number of shares. The number of shares an employee will receive will be determined by dividing the employee’s accumulated contribution by the purchase price of the options granted to employees pursuant to their enrollment. Generally, the purchase price will be the lesser of 85% of the fair market value of the stock on the first day of the offering period and 85% of the fair market value of the stock on the last day of the offering period. However, when: (i) the Company’s stockholders approve an increase in the number of shares available for issuance under the plan and, (ii) such additional shares are to be issued pursuant to any offering period that is underway at the time of such stockholder approval, and (iii) the fair market value of the stock on the approval date is higher than the fair market value of the stock on the on the first day of the offering period, then the purchase price for such additional shares is the lesser of 85% of the fair market value of the stock on the approval date and 85% of the fair market value of the stock on the last day of the offering period. The maximum value of the shares that can be purchased per calendar year is $25,000, with such value being the fair market value on the first day of the offering period. After the Company has purchased shares on behalf of the employee, these shares are held in the employee’s option account with the Company.

Termination of Enrollment

An employee’s enrollment in the ESPP will terminate in the following circumstances:

•	upon filing of a written notice of discontinuance of contributions at least 5 days prior to the last day of the offering period;

•	upon the employee’s termination of employment with the Company or its participating subsidiaries; or

•	as of the date on which the employee would be ineligible to participate in the ESPP on account of owning more than the 5% of total voting power or value of a Company or subsidiary.

An employee who has terminated enrollment in the ESPP may re-enroll for a subsequent offering period if eligible to do so at that time.

Termination or Amendment of the ESPP

The Company has reserved the right under the ESPP to make amendments from time to time, subject to the following restrictions:

•	the Company will seek the approval of stockholders if required by applicable law; and

•	no amendment may adversely affect the rights of an employee with respect to a previously granted and outstanding option.

The Company has the right to terminate the ESPP at any time. If the Company terminates the ESPP, it may elect to terminate outstanding options immediately or upon completion of the purchase of shares following the end of the offering period. Should the Company terminate options prior to their expiration, all employee contributions in respect of those options will be returned to the employee.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of Company Common Stock acquired under the ESPP. This summary reflects an option price that is equal to 85% of the closing price of our Common Stock on the exercise date. This summary also assumes that the ESPP complies with Section 423 of the Internal Revenue Code. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants

A participant will not have income upon enrolling in the ESPP or upon purchasing stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock at a profit (the sales proceeds exceed the purchase price) more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company

There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to our knowledge, beneficially owned as of May 31, 2010 (or such other date as set forth in filings with the SEC), more than 5% of the outstanding shares of our Common Stock:

Name and Address	Number of Shares	Percent of Total(1)
FMR LLC and its affiliates(2)	9,996,002	14.87%
82 Devonshire Street Boston, MA 02109

Wellington Management Company, LLP(3)	7,195,360	10.70%
75 State Street Boston, MA 02109

Kingdom Ridge Capital Master Fund, Ltd. and its affiliates(4)	4,503,300	6.70%
Gardenia Court, Suite 3307 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands

Dimensional Fund Advisors LP(5)	4,182,220	6.22%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Brookside Capital Trading Fund, L.P. and its affiliates(6)	3,964,245	5.90%
111 Huntington Avenue Boston, MA 02199

BlackRock, Inc.(7)	3,460,967	5.15%
40 East 52nd Street New York, NY 10022

Next Century Growth Investors, LLC and its affiliates(8)	3,405,568	5.07%
5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416

(1)	The percentages are based on 67,221,436 shares of Common Stock outstanding on May 31, 2010.
(2)	According to Amendment No. 5 to Schedule 13G filed with the SEC on February 16, 2010, Fidelity Management & Research Company (“Fidelity Management”), a wholly-owned subsidiary of FMR LLC, beneficially owns 9,995,527 shares of our Common Stock through its role as an investment advisor to a number of investment funds. One such investment fund, Fidelity Mid-Cap Stock Fund, owns 6,500,000 shares of our Common Stock. FMR LLC and Edward C. Johnson, III, Chairman of FMR LLC, each have sole dispositive power over 9,995,527 shares held by the funds to which Fidelity Management acts as an advisor. Members of Mr. Johnson’s family, directly and through trusts, hold 49% of the voting power of FMR LLC. Pyramis Global Advisors Trust Company (“Pyramis”), an indirectly wholly-owned subsidiary of FMR LLC, beneficially owns 475 shares of our Common Stock. Mr. Johnson and FMR LLC, through their control of Pyramis, each has sole dispositive power over the shares Common Stock beneficially owned by Pyramis.
(3)	According to a Schedule 13G filed with the SEC on March 10, 2010, Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 7,195,360 shares of our Common Stock which are held of record by clients of Wellington Management.

(4)	Pursuant to an amended Schedule 13G filed with the SEC on February 16, 2010, Kingdom Ridge Capital Master Fund, Ltd., Kingdom Ridge Capital, LLC, and Christopher Zepf reported shared voting and dispositive power over 4,503,300 shares of our Common Stock.
(5)	According to an amended Schedule 13G filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separated accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of shares of our Common Stock held by the Funds. However, all securities reported in this schedule as beneficially owned by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the referenced Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the 1934 Act.
(6)	According to a Schedule 13G filed with the SEC on April 12, 2010, as of the close of business on April 9, 2010, the Brookside Fund beneficially owned 3,964,245 shares of Common Stock. The Brookside Fund acts by and through its general partner, Brookside Investors. Brookside Investors acts by and through its general partner, Brookside Management. Mr. Domenic J. Ferrante is the managing member of Brookside Management and thus is the controlling person of Brookside Management. The referenced Schedule 13G states that no person other than the respective owner referred to in such Schedule 13G of our Common Stock is known to have the right to receive or the power to direct the receipt of the dividends from or the proceeds from the sale of such Common Stock.
(7)	Pursuant to a Schedule 13G filed with the SEC on January 29, 2010, which according to such Schedule 13G amends the most recent Schedule 13G filing, if any, made by BlackRock and Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”) with respect to our Common Stock. On December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.
(8)	According to a Schedule 13G filed with the SEC on February 12, 2010, the stock to which the Schedule 13G relates may be deemed beneficially owned within the meaning of Rule 13d-3 of the 1934 Act by (1) Next Century Growth Investors, LLC by virtue of its investment discretion and/or voting power over client securities, which may be revoked; and (2) Thomas L. Press and Donald M. Longlet, as a result of their positions with and ownership positions in next Century Growth Investors, LLC, which could be deemed to confer upon each of them voting and/or investment power over the shares. Each of Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet disclaim beneficial ownership of such shares except to the extent of each of their respective pecuniary interest therein, if any, and the filing of their Schedule 13G shall not be construed as an admission by any of such persons that it is the beneficial owner of the stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to us as of May 31, 2010, of our Common Stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current directors, who have each been nominated for election as directors at the annual meeting; each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors and executive officers as a group:

Name(1)	Number of Shares(2)(3)	Percent of Total(3)
Cesar Cesaratto(4)	117,959	*
Donald Colvin(5)	36,292	*
Paramesh Gopi, Ph. D.(6)	501,591	*
Paul R. Gray, Ph. D. (7)	2,605	*
Fred Shlapak(8)	48,792	*
Arthur B. Stabenow(9)	165,023	*
Julie H. Sullivan, Ph.D.(10)	61,292	*
Kambiz Y. Hooshmand(11)	1,078,198	1.58%
Robert G. Gargus(12)	289,809	*
Hector Berardi(13)	6,219	*
Michael Major(14)	139,390	*
Shiva Natarajan(15)	45,401	*
All current executive officers and directors as a group (11 persons)(16)	1,414,373	2.07%

*	Less than one percent.
(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.
(2)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
(3)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable within 60 days after May 31, 2010 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 67,221,436 shares of Common Stock outstanding on May 31, 2010.
(4)	Includes 113,959 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(5)	Includes 32,292 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(6)	Includes 419,376 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(7)	Includes 1,042 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(8)	Includes 44,792 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(9)	Includes 101,042 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(10)	Includes 57,292 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(11)	Includes 1,020,374 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.

(12)	Includes 231,937 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(13)	Includes 6,219 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(14)	Includes 119,725 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(15)	Includes 45,401 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.
(16)	Includes 1,173,077 shares of Common Stock issuable upon the exercise of options within 60 days of May 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2010, all Section 16(a) filing requirements applicable to our reporting persons were made timely.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2010:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	8,728,195	$10.83	7,523,032
Equity compensation plans not approved by stockholders(2)(3)	1,152,566	16.50	—

Total(4)	9,880,761	11.87	7,523,032

(1)	The weighted average exercise price does not include restricted stock units. The number of shares remaining available for future issuance includes 760,252 shares available under our 1998 Employee Stock Purchase Plan.
(2)	Includes our 2000 Equity Incentive Plan, or the 2000 Plan. See the plan description below.
(3)	We no longer issue equity awards under any of our equity incentive plans except for our 1992 Equity Incentive Plan, or the 1992 Plan.
(4)	Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2010, such options to purchase 116,398 shares were outstanding with a weighted-average exercise price of $6.04 per share.

Equity Compensation Plans Not Approved by Stockholders

In March 2000, we adopted the 2000 Plan. At March 31, 2010, options and restricted stock units covering 1,152,566 shares were outstanding under the 2000 Plan.

In connection with our acquisition of JNI in October 2003, we assumed options granted under JNI’s 1997 and 1999 Stock Option Plans covering 579,574 shares of Common Stock, and the 444,651 shares remaining available for future grant under these plans were added to the share reserve under the 1992 Plan, a stockholder approved plan. At March 31, 2010, no shares were outstanding under the JNI plans and 6,762,780 shares were available for future grant under the 1992 Plan from the assumed JNI plans.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our Common Stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2000 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our Common Stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our Common Stock upon settlement of his or her restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

None of these plans was required to be approved by our stockholders at the time the plan was implemented and these plans were therefore never submitted to stockholders for approval.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee (the “Committee”) is comprised entirely of individuals who qualify as independent under Nasdaq listing standards: Cesar Cesaratto, who serves as the Chairman, Fred Shlapak, Niel Ransom, Ph.D. (until he retired from the Board on August 18, 2009), Arthur B. Stabenow and Paul Gray, Ph.D., who was appointed to the Committee on October 28, 2009. The Committee is governed by a charter which can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Committee Charters. The Committee is responsible for overseeing all aspects of compensation for executive officers.

Our compensation program is designed to achieve the following goals:

•	Directly and substantially link executive rewards to measurable corporate and individual performance;

•	Provide competitive executive compensation opportunities to attract, retain and motivate superior talent;

•	Appropriately reward the executive team for overall Company performance, which we believe will, over time, lead to stockholder value creation; and

•	Appropriately reward the executive team for executing on individual-based goals and objectives, which we believe will, over time, improve overall Company performance and create value for stockholders.

We generally seek to achieve these goals by making the levels at which cash bonuses and certain equity awards are granted directly dependent upon our performance against predefined operating goals. These performance goals (with modifications as required) are presented annually to and approved by the Board of Directors in the form of the Annual Operating Plan. Each year’s Annual Operating Plan contains a “commit” performance level and a “stretch” performance level. The “commit” level represents an operational goal consisting of anticipated competitive performance relative to our performance peer companies, as well as improvement over our prior performance. It is intended to be challenging to attain. The “stretch” level represents an aspirational goal that is substantially more difficult to attain. The Committee believes that tying overall compensation market ranking to performance ranking provides appropriate incentives and rewards to the executives while acting responsibly on behalf of stockholders.

Executive compensation is further discerned for each executive based on the criticality of the role as well as the individual performance of the executive. For the CEO, performance is determined by the Board of Directors at the first Board meeting following the end of the fiscal year. For other executives, performance is determined by the CEO and is measured by semi-annual goals assessments and an annual performance evaluation.

Individual goals for each executive consist of two sets of semiannual goals tied to the April 1 to September 30 and October 1 to March 31 periods. For each period the executive submits up to ten goals relative to the role he or she occupies and that, in the aggregate, support the Company’s Annual Operating Plan approved by the Board of Directors at the beginning of each fiscal year. The Board retains approval authority of the CEO’s goals. The CEO approves the goals of other executives. The Board evaluates the attainment of the CEO’s goals at its first meeting following the end of the fiscal year. The CEO scores the accomplishments of the other executives shortly after the end of each evaluation period. Performance evaluations are done for each executive by the CEO at the end of the fiscal year.

In general, the Committee believes that the better AppliedMicro performs relative to our performance peers, the greater the compensation for executives should be as, over time, superior Company performance relative to our performance peer group should result in greater stockholder value creation. Accordingly, to achieve its objective of pay for performance, the Committee generally designs total target cash compensation (base salaries plus target bonuses) and equity compensation for executives to deliver market-median value for achievement of the “commit” level under the Annual Operating Plan, and to deliver above-market-median value for achievement of the “stretch” level under the Annual Operating Plan as well as other operating objectives. The Committee further believes in performance accountability at the individual executive level and factors in the criticality of each position toward overall Company performance as well as the effectiveness of each executive in his or her role.

Compensation Policies and Processes

Determining Market Compensation

The Committee sets executive compensation by reference to market survey data. The selection criteria and resulting survey data are reviewed by the Committee at least once per fiscal year. The Committee also relied on a range of “Select Group” data provided by Radford Surveys + Consulting (“Radford”), from the following 21 companies for fiscal 2010: Adaptec, Asyst Technologies, Cree, Emulex, Exar, Lattice Semiconductor, Micrel Semiconductor, Microsemi, PMC-Sierra, Qlogic, Semtech, Silicon Image, Silicon Laboratories, Silicon Storage Technology, Sirf Technology, Standard Microsystems Corporation (SMSC), Tessera Technologies, Transwitch, Triquint Semiconductor, Vitesse Semiconductor and Zoran. This Select Group of companies is derived from a Radford screen of semiconductor companies with similar annual revenues as those of the Company (average revenues for Select Group was $350 million).

The Company’s performance peers included Adaptec, Atheros, Broadcom, Exar, IDT, LSI, Marvell, Mindspeed, NetLogic, PMC-Sierra, Standard Microsystems and Semtech. This performance peer group was unchanged from fiscal 2009 and represents both comparable companies with which we compete as well as industry leaders which represent our aspirational levels of performance.

The Committee relies solely on Radford data to determine market practice for executive compensation. Relying on Radford alone provides a more consistent and reliable data set. The Committee uses the performance peer group for evaluating Company performance. Metrics contained in the performance model are: year-over-year revenue growth, 3-year revenue growth, year-over-year change in operating margin and return on invested capital. These metrics determine the Company’s performance ranking relative to its performance peers (expressed as a percentile). The Committee takes the ranking into account in choosing the market percentile for executives. While the Committee uses its judgment and discretion in determining compensation positioning relative to Radford’s Select Group market data for each executive each fiscal year, it expects that compensation positioning will increase with improving Company performance relative to performance peers and will decrease with declining Company performance.

Determining Executive Pay

Generally

AppliedMicro executive positions are mapped by our human resources department based on the closest match to benchmark positions contained in survey data provided by Radford. Comparable market compensation ranges are then determined for such executive positions by our human resources department typically working with Compensia, Inc., a compensation consulting firm. During fiscal 2010, executive compensation and Board of Director compensation consulting were the only services performed by Compensia for us.

As an overall long-term objective, the Committee administers our executive compensation programs so that our total executive compensation (salary, short-term cash incentives and equity incentives) percentile ranking relative to market compensation generally correlates to our Company’s selected financial results compared to our performance peer companies’ selected financial results. For example, if we perform at the 75th percentile relative to our performance peer companies, our executive officers’ compensation should also be at or near the 75th percentile relative to our Select Group companies, although short-term inconsistencies may occur from year to year.

Fiscal 2010

To provide a level of compensation sufficient to attract, retain and motivate capable executives, the Committee targeted base salaries for fiscal 2009 between the 50th and 75th percentile of market compensation. This percentile range has been utilized by the Committee since fiscal 2007; it reflects both the expected performance of the Company relative to performance peers and the expectation of above-median capability and performance on the part of executive team members. This above-median capability is required to complete the Company’s performance improvement plan including reinvigorating the product lines, increasing market share, establishing a track record of improving growth and profitability, and increasing the Company’s ranking relative to performance peers. Management did not propose a cash bonus program for fiscal 2010. It was management’s position that a cash bonus plan would dilute operating income at a time that demonstrated improvement in this metric was necessary. Such a cash bonus plan could result in misalignment of interests between management and stockholders and was therefore inappropriate at that time. The Committee agreed with management’s assessment.

The Committee targeted equity grants for fiscal 2010 to have a value (based on the Black-Scholes pricing model) approximating the 75th percentile of market compensation based on performance vesting features. The objective of the higher percentile target was to allow executives to earn compensation to fill gaps created by salary reductions and the absence of a cash bonus program. Taken together, the performance equity granted for fiscal 2010, along with reduced base salaries, were intended to produce Total Direct Compensation that scaled relative to the Company’s performance, i.e., low or median or high compensation (relative to the Select Group companies) for respective low or median or high Company performance (relative to the performance peer companies). See “Equity Incentive” below.

Changes to Executive Pay

The Committee generally implements changes to executive compensation effective on or about the first day of our fiscal year, April 1. The Committee reviews the Company’s performance, individual executive performance, and market compensation conditions, taking into account internal compensation equity and our objectives relative to retaining and motivating each executive. Internal equity comparisons are performed by stack-ranking each executive using two measures — total cash and equity compensation. The rankings are evaluated to assure the end result makes sense relative to each executive’s scope of responsibilities, criticality of role to the Company’s results, contribution to the Company’s results and performance.

Exceptions to this timing include new executive hires, individuals who are newly promoted into the executive ranks, an executive given substantial additional responsibilities, or the Committee’s decision that an executive’s current compensation does not accurately reflect the individual’s role and contribution. In these cases, the Committee may review and change compensation at times other than at the beginning of our fiscal year as appropriate in its discretion.

Meetings of the Compensation Committee

The Committee generally meets in person on the day preceding each quarterly Board of Directors meeting. In addition to the quarterly meetings, the Committee meets from time to time as required, typically by telephone conference. At its invitation, the Committee is regularly joined by the Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and General Counsel. Outside advisors, such as compensation consultants or legal counsel, also attend the meetings from time to time. The Committee frequently meets in executive session, without any members of management in attendance. In addition to Committee meetings, members of the Committee confer often with the Company’s management on matters related to executive compensation.

During fiscal 2010, the Committee met four times in person and five times in telephone conference.

Components of Compensation

The following table lists the components of compensation for our executive officers and their purposes:

Component	Purpose
Base Salary	Attraction and retention
Short-Term Cash Incentives	Incentives to focus on goals and objectives
Equity Incentives	Retention and rewards for performance
Benefits and Perquisites	Attraction and retention, productivity

Base Salary

Base salary provides a known, predictable compensation base with which to attract top talent. The Committee generally targets executive base salaries within a range of the 50th to 75th percentile relative to market compensation, on balance nearing the mid-point of the range, i.e., the 62 1/2 percentile. Where each executive is placed in the percentile range is a function of his or her performance, capabilities and experience. The more the executive demonstrates a proven track record of success in our Company, or in a public company of similar size and business challenge, the higher in the range the executive’s salary is set.

A salary reduction plan was implemented for fiscal 2010 in response to the significant economic challenges faced by our Company as well as other companies. The schedule of reductions was tied to position, with the Chief Executive Officer experiencing a 25% reduction, 20% for the Chief Operating Officer, 15% for the Chief Financial Officer and 13% for other executives. These reductions became effective concurrent with the first full pay period in fiscal 2010.

The Committee will implement market-based annual base salary increases for future periods. The Committee also recognizes that market conditions relative to the supply and demand of executive talent are subject to volatility. In making its decisions on executive pay, the Committee realizes it must balance compensation philosophy and long-term plans with the practical reality of attracting and retaining top executive talent.

The Committee met on April 28, 2009 to consider compensation for the incoming Chief Executive Officer. In considering his new responsibilities as Chief Executive Officer and prior accomplishments in his career, as well as market conditions, Dr. Gopi’s annual base salary was set at $370,000. This figure represented an absolute reduction of Dr. Gopi’s hire-on salary of $380,000 and was well below former CEO Kambiz Hooshmand’s pre-reduction salary of $470,000. While the $370,000 figure is higher than Mr. Hooshmand’s post-reduction salary of $352,500, it also represented approximately the 25th percentile of base pay. The Committee determined the $370,000 figure as the appropriate and minimum required level of base pay to provide Dr. Gopi, as new CEO, the appropriate remunerative base relative to the Company’s aggressive plan to improve performance.

Short-Term Cash Incentives

Pay-for-performance is an essential part of our compensation philosophy. The Committee typically establishes a cash bonus program for executives driven by the achievement of company-wide goals and objectives and of individual goals and objectives.

As described above, management did not propose to the Committee, and the Committee did not adopt, a bonus plan for fiscal 2010.

Equity Incentives

We maintain equity award programs for executives to foster retention and reward performance. We grant stock options and restricted stock unit awards, or RSUs, pursuant to our equity award programs. All stock options granted by the Committee have exercise prices equal to or greater than the fair market value of our Common Stock on the date of grant.

For fiscal 2010 the Committee took an approach designed to further tie executive equity compensation to executive performance by issuing 100% of the annual grants in the form of performance-based RSUs. The objective in launching the program was to provide appropriate incentives and rewards for an executive team embarking on a challenging and aggressive improvement in the Company’s performance and doing so in the absence of a cash bonus plan. The program focused executives on improving the Company’s earnings before interest, taxes, depreciation and amortization, or “EBITDA,” over the fiscal 2010 and subsequent two years. The awards were set large enough to bring total target compensation to market average levels, so that the sum of each executive’s reduced base salary and equity award would approximate the median of market-based total direct compensation. This resulted in equity grants targeted at the 75th percentile of market compensation.

The three-year EBITDA program’s performance-based vesting features allow for vesting to be accelerated or decelerated, or shares to expire unvested, depending on a combination of company and individual performance. The program does not contain any time-based vesting component. If corporate performance exceeds 100% of target then an additional portion of allocated shares would vest earlier in the program; if corporate performance is less than 100% of target then the opportunity to vest shares is extended to the latter part of the program with an opportunity to “make up” delayed shares by exceeding corporate performance targets in the second or third year. If, at the end of three years, aggregated corporate performance is less than 100% of target then the shares representing the gap below 100% performance will expire unvested.

Individual vesting percentages will be assigned to a performance curve. Only individuals exceeding their targeted goals attainment and who are ranked at the top of the performance curve may receive a 100% individual vesting factor. Those who meet all performance expectations but who do not exceed expectations may receive an 80% individual vesting factor. Those who do not meet all performance expectations may receive an individual vesting factor below 80%, possibly as low as zero. The individual performance curve is designed such that company-wide weighted average individual performance will normalize to an individual vesting factor of 80%. The individual performance vesting factor may not exceed 100% in any fiscal year. If an individual’s performance vesting factor is less than 100% in any fiscal year then the shares representing the gap below the 100% vesting factor will expire unvested and, unlike corporate vesting, there will be no opportunity to vest such expired shares in the latter years of the program.

The particular EBITDA program for fiscal years 2010, 2011 and 2012 will end after fiscal year 2012 and any unvested shares at that time will expire unvested. Because of the way the vesting rules are designed, we currently anticipate that at least 20% of all shares granted for this program will expire unvested.

For the annual equity grants to our executives for fiscal 2010, the Committee issued three-year, performance-based RSU grants, or “EBITDA Grants”. Vesting for the EBITDA Grants is subject to (i) AppliedMicro’s performance as measured by earnings before interest, taxes, depreciation and amortization, and (ii) individual performance, measured by the accomplishment of goals and objectives. Based on the Company’s actual EBITDA achievement of $12.75 million during fiscal 2010, the corporate vesting factor for fiscal 2010 was 142.8% of target. The Company significantly outperformed its target EBITDA figure of $2.5 million, the level at which corporate performance would have been 100% of the EBITDA objective contained in the Annual Operating Plan. To establish a “stretch” goal for the management team, the Company vesting factor for the year would have only achieved the 100% level if the Company EBITDA attainment had been $5.0 million, or twice the amount contained in the Annual Operating Plan. As it turned out, Company achievement was significantly higher than the stretch benchmark, yielding the $12.75 million result. The following table shows corporate vesting factors at various EBITDA attainment levels for fiscal year 2010:

FY2010 EBIDTA	($5M)	($4.0M)	($3.5M)	($2.0M)	($0.5M)	$0.5M	$1.5M	$2.5M	$3.5M	$5.0M	$6.0M	$7.0M	$15.0M
Corporate Vesting Factor	0%	5%	10%	25%	40%	50%	60%	75%	85%	100%	110%	125%	150%

FY2011 EBIDTA	$3M	$5.0M	$7.0M	$12.0M	$17.0M	$19.0M	$20.0M	$22.0M	$24.0M	$26.0M	$27.0M	$28.0M	$35.0M
Corporate Vesting Factor	0%	5%	10%	25%	40%	50%	60%	75%	85%	100%	110%	125%	150%

Dr. Gopi’s individual goals included financial results, product delivery, management effectiveness, key partnerships, process improvement and branding. Mr. Gargus’s goals included financial modeling and reporting, operational improvements, enterprise risk management, strategic analysis and Information Technology infrastructure/processes. Mr. Berardi’s goals included cost reduction, new product introduction, inventory management, and product quality and reliability. Mr. Major’s goals included critical hiring, compensation design/administration, organizational consulting/implementation and company culture. Mr. Natarajan’s goals included technical accounting matters and auditor transition, filing and reporting, operational excellence and treasury/risk management.

Following are grant and fiscal 2010 vesting amounts for each executive officer. Under the terms of the plan, “target” vesting assumes an individual performance vesting factor of 80%.

Last Name	First Name	Job Title	EBITDA Shares Granted	Target Vesting FY2010 (Shares)	Actual Vesting FY2010 (Shares)
Gopi	Paramesh	Chief Executive Officer	325,000	78,000	139,230
Berardi	Hector	Vice President Operations	36,000	8,640	15,194
Gargus	Robert	Senior Vice President & Chief Financial Officer	220,000	52,800	94,248
Major	Michael	Vice President Human Resources	36,000	8,640	14,480
Natarajan	Shiva	Vice President Corporate Controller	40,000	9,600	15,851

Dr. Gopi, as incoming CEO, was also awarded promotional shares in the amount of 260,000 options and 50,000 time-vesting RSUs which, in combination with base salary and EBITDA Grants, bring his targeted total direct compensation to the 62 1/2 percentile. As reported in the Company’s 2009 Proxy Statement, Dr. Gopi was also awarded 300,000 stock options for “Extraordinary Accomplishment.” These options will vest only if specific Company performance milestones are satisfied between fiscal 2010 and the end of fiscal 2014; otherwise they will expire unvested. The specific milestones are:

75,000	Annual revenue equal to or greater than $270 million for any fiscal year from fiscal 2010 to and including fiscal 2013.
75,000	Annual revenue equal to or greater than $310 million for any fiscal year from fiscal 2010 to and including fiscal 2013 or annual revenue equal to or greater than $350 million for fiscal 2014.
150,000	(i) Annual operating margin for fiscal year 2013 equal to or greater than 13.5% of annual revenue for fiscal 2013; or (ii) for any of fiscal years 2010, 2011, 2012, annual operating margin equal to or greater than 15.0% of annual revenue for such fiscal year.

The details of the operating margin thresholds for the 150,000 share tranche of the 300,000 stock option grant to Dr. Gopi for Extraordinary Accomplishment were not described in the Company’s fiscal 2009 Proxy Statement.

Dr. Gopi’s total compensation shown in the Summary Compensation Table is $4.8 million. Of this total amount, $2.3 million represents the value of promotional equity grants and, of this latter amount, $1.1 million represents the value of stock options that will vest only upon the attainment of performance milestones. On an ongoing, recurring basis, Dr. Gopi’s total compensation is $2.5 million.

Mr. Gargus was awarded 40,000 time-vesting RSUs, which vest quarterly over the next four years. Additional time-based RSUs were granted to the CFO to foster his retention with the Company through the CEO transition and beyond.

Equity Granting Process

During fiscal 2007, the Committee adopted a number of policies that continue in effect regarding the administration of equity awards to executive officers.

The Committee intends generally that performance-based equity awards for executives vest over a period of at least one year, and that time-based equity awards vest over a period of at least three years. The 1992 Plan contains additional minimum vesting restrictions with respect to restricted stock awards, RSU awards and other equity awards.

For newly hired and newly promoted executive officers, stock options are granted on the second trading day following the day we publicly release our quarterly earnings following the date of hire, promotion or appointment. Refresh stock options for executive officers are granted annually on the second trading day following the day we release our fiscal fourth quarter earnings. Stock option grants are priced at not less than 100% of fair market value, as determined by the closing price of our Common Stock on the date of grant. RSUs are granted only on February 15th, May 15th, August 15th or November 15th (or the first business date following such date if it falls on a non-business day).

In general, neither stock options nor RSUs are awarded to executives during a “closed window” during which trading of our Common Stock by executive officers and directors is not permitted under our Insider Trading Policy. The window generally closes on the first day of the last month of the fiscal quarter and remains closed until the second trading day following the day we publicly release our quarterly earnings, but may also be closed at certain other times.

Vesting of equity awards for newly hired executive officers generally commences on the employment commencement date although the executive officers must remain employed for at least twelve months before becoming entitled to exercise or receive any portion of the award. Vesting of all other equity awards to executive officers generally commences on the grant date; however, for executive officers with fewer than twelve months of service on the grant date, the executive officer must complete at least twelve months of service before becoming entitled to exercise or receive any portion of the award.

Authority to grant equity awards to any employee resides with the Board of Directors, which has delegated such authority to the Committee. No other person has the authority to grant equity awards.

Compensation Mix

Compensation mix is the result of setting each compensation element relative to market compensation targets at various levels of the Company’s performance. Therefore, the compensation mix may change from time to time depending on our performance. Like the Summary Compensation Table, the Compensation Mix table below values equity based upon its grant date value. Unlike the Summary Compensation Table, salary is shown as annualized base salary on the last day of the fiscal year.

The Committee examines compensation mix figures to assure the result of setting individual compensation components to market benchmarks is consistent with the Company’s compensation philosophy. The following table shows the mix of base salary, short-term cash incentive and equity incentive compensation for fiscal 2010 for each of the named Executive Officers included in the Summary Compensation Table:

	Paramesh Gopi	Robert G. Gargus	Hector Berardi	Shiva Natarajan	Michael Major	Total	Percent
Base salary(1)	$370,000	$255,000	$213,150	$205,000	$193,575	$1,236,725	15.3%
Short-term cash incentives(2):
As a percentage of base salary	—%	—%	—%	—%	—%	—%	—
In dollars	—	—	—	—	—	—	—
Grant date fair value of:
Equity awards(3)	1,222,980	261,200	—	—	—	1,484,180	18.4%
Performance awards(4)	3,173,090	1,436,600	235,080	261,200	235,080	5,341,050	66.3%

Total target compensation	$4,766,070	$1,952,800	$448,230	$466,200	$428,655	$8,061,955	100.0%

(1)	Base salary as of March 31, 2010.
(2)	The amounts shown are target amounts. No bonuses were paid to executive officers for fiscal 2010 services.
(3)	All stock option awards for fiscal 2010 are valued using the Black-Scholes pricing model at the time of grant. RSUs are valued using the fair market value of the underlying shares of Common Stock on the date of grant. Awards are subject to vesting, either performance-based or time-based, which makes receipt of the underlying shares uncertain.
(4)	In May 2009, the Committee issued three-year RSU grants, or “EBITDA Grants.” Vesting for the EBITDA Grants is subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives.

Benefits and Perquisites

We offer a package of benefits and perquisites designed to:

•	Be market-competitive, allowing us to attract and retain talent;

•	Provide security and convenience for executives, allowing them to focus their energies on our business;

•	Take full advantage of tax regulations designed to encourage certain types of benefits; and

•	Provide an opportunity for rest and relaxation allowing our employees to re-engage in our business with renewed energy and enthusiasm.

In determining market benefit programs, we rely upon surveys of benefit practices published by Radford as well as advice from our insurance brokers.

Benefits Available to Executive Officers

The following benefits are available to our executive officers (in addition to benefits that are generally available to all of our employees):

Relocation and Housing Assistance — while allowances and reimbursements are generally available to all employees, the average amount of this benefit for executives tends to be substantially larger than for other employees. As a general guideline, executive relocation assistance is intended to neutralize as much of the executive’s out-of-pocket relocation expense as is feasible. No executives were relocated during fiscal 2010.

Executive Medical Reimbursement Plan — executive officers receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence.

Supplemental Disability Insurance — executives are provided with additional coverage in the case of a disability to supplement their pay up to the 60% level and not be subject to a benefit cap of $10,000 per month that applies to other employees.

Business Travel Accident Insurance — the cap on this benefit for executive officers is $1,000,000 versus a cap of $500,000 that applies to other employees.

Retiree Medical Benefits — executives and eligible family members of executives who retire may continue on our medical and dental plans to age 65. In order to qualify for retiree medical benefits, the executive must be at least 40 years of age and have provided a minimum of four years of service to us. Premiums are paid by the former executive.

Annual Physical Examination — executives are entitled to an annual comprehensive medical evaluation by a medical provider of their choice.

Non-qualified Deferred Compensation Plan — executives may defer up to 85% of their base salary and up to 100% of cash incentive compensation otherwise payable each year under a non-qualified deferred compensation plan. We do not contribute to the plan. For additional information, see “Non-qualified Deferred Compensation” below.

Other Benefits — from time to time, we may provide certain other benefits to executives that are intended to enhance the executive’s productivity or health and do not present material incremental costs to us.

Severance Benefits

On September 19, 2007, the Committee approved the Executive Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible executives if they are subject to qualifying employment terminations, and additional benefits if such qualifying employment terminations occur within 12 months following a change in control (as defined in the Severance Plan). The purpose of the Severance Plan is to (a) provide fair and consistent treatment of Vice Presidents who leave the Company due to involuntary termination “without cause” or voluntary termination with “good reason”, (b) establish financial incentives for senior executives to work diligently through and beyond a change in control if the Company were to be acquired (no transactions were pending at the time of plan adoption) and (c) to help with the overall competitiveness of the Company’s compensation program to attract and retain qualified and motivated executives. For additional information, see “Potential Payments upon Termination or Change in Control” below.

Tax and Accounting Considerations

Effects of Section 162(m)

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the corporation’s principal executive officer and the corporation’s three most highly compensated executive officers other than the principal executive officer or the principal financial officer, unless such compensation meets the requirements for “performance based compensation.” As the cash compensation paid by us to each of our executives for fiscal 2010 was below $1 million and the Committee believes that options and RSUs granted under our 1992 Plan to our executives meet the requirements for qualifying as performance based compensation, except for certain RSUs that vest solely on the basis of continued employment and, as discussed below, the EBITDA Grants, the Committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the Committee’s policy to qualify, to the extent reasonable, our executive officer compensation for deductibility under applicable tax law.

We may, from time to time, pay compensation to our officers that may not be tax deductible. EBITDA Grants will not qualify for Section 162(m) because of the individual performance vesting component. AppliedMicro does not anticipate exceeding Section 162(m) limitations unless there is an increase in the stock price. The Committee and AppliedMicro feel the benefits of the individual performance component provided by the EBITDA Grants outweighs some amount of tax deductibility.

Financial Restatement

The Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

Summary Compensation Table

The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our three other most highly compensated executive officers as of March 31, 2010; and one of our former executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards(1) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Paramesh Gopi, Ph.D.(3)	2010	365,185	1,947,320	2,448,750	—	19,045	(4)	4,780,300
Senior Vice President and	2009	261,615	1,813,045	—	87,500	4,000		2,166,160
Chief Operating Officer

Robert G. Gargus	2010	258,462	—	1,697,800	—	7,152	(5)	1,963,414
Senior Vice President and	2009	300,000	—	543,600	—	2,000		845,600
Chief Financial Officer	2008	298,077	465,419	—	—	2,000		765,496

Hector Berardi	2010	215,600	—	235,080	—	18,080	(6)	468,760
Vice President,
Operations

Shiva Natarajan	2010	199,487	—	261,200	—	1,316	(7)	462,003
Vice President,
Corporate Controller

Michael Major	2010	192,077	—	235,080	—	1,661	(8)	428,818
Vice President,
Human Resources

Kambiz Y. Hooshmand(9)	2010	71,016	—	—	—	1,115,445	(10)	1,186,461
Former President and	2009	440,538	—	1,467,720	—	12,430		1,920,688
Chief Executive Officer	2008	457,688	1,171,060	—	—	17,360		1,646,108

(1)	The amounts shown represent the grant date fair value of awards granted in the applicable fiscal year in accordance with ASC Topic 718-10. With respect to stock options, we use the Black-Scholes pricing model to calculate the grant date fair value. For more information regarding the assumptions used in determining the grant date fair value of awards, see note 1 to our consolidated financial statements included in our fiscal 2010 Annual Report on Form 10-K.
(2)	The amounts shown consist of bonus payments under our cash bonus plan for executives.
(3)	Dr. Gopi became our President and Chief Executive Officer on May 13, 2009.
(4)	The amount shown consists of $3,100 for patent award, disability insurance premiums of $611, executive medical reimbursements of $15,134 and incidental snack foods valued at $200.
(5)	The amount shown consists of disability insurance premiums of $1,513, executive medical reimbursements of $5,539 and incidental snack foods valued at $100.
(6)	The amount shown consists of disability insurance premiums of $702, executive medical reimbursements of $17,303 and incidental snack foods valued at $75.
(7)	The amount shown consists of disability insurance premiums of $138, executive medical reimbursements of $1,128 and incidental snack foods valued at $50.
(8)	The amount shown consists of disability insurance premiums of $525, executive medical reimbursements of $1,036 and incidental snack foods valued at $100.
(9)	Mr. Hooshmand’s termination of employment occurred on May 12, 2009.
(10)	The amount shown consists of $1,104,000 severance pay and disability insurance premiums of $787, executive medical reimbursements of $10,608 and incidental snack foods valued at $50.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the Named Executive Officers during the fiscal year ended March 31, 2010:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards; Number of Securities Underlying Options (#)		All Other Restricted Stock Awards; Number of Securities Underlying RSUs (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold (#)	Maximum (#)
Paramesh Gopi, Ph. D.	5/4/2009	—	—		260,000	(3)	—	7.12	896,480
	5/4/2009	75,000	300,000	(4)	—		—	7.12	1,050,840
	5/15/2009	—	—		—		50,000	6.53	326,500
	5/15/2009	—	325,000		—		—	6.53	2,122,250

Robert G. Gargus	5/15/2009	—	—		—		40,000	6.53	261,200
	5/15/2009	—	100,000		—		—	6.53	653,000
	5/15/2009	—	120,000		—		—	6.53	783,600

Hector Berardi	5/15/2009	—	36,000		—		—	6.53	235,080
Shiva Natarajan	5/15/2009	—	40,000		—		—	6.53	261,200
Michael Major	5/15/2009	—	36,000		—		—	6.53	235,080
Kambiz Y. Hooshmand	—	—	—		—		—	—	—

(1)	The amounts represent the threshold and maximum number of shares subject to the EBITDA Awards.
(2)	The amounts shown represent the full grant date fair value of each stock option and RSU award reported in this column, as calculated under ASC Topic 718-10. We use the Black-Scholes pricing model to calculate stock-based compensation expense under ASC Topic 718-10. For more information regarding the assumptions used in determining compensation expense under ASC Topic 718-10, see note 1 to our consolidated financial statements included in our fiscal 2010 Annual Report on Form 10-K.
(3)	Represents a stock option granted under the 1992 Plan with an 8 year term. Option will vest monthly over four years.
(4)	Represents a stock option granted under the 1992 Plan with an 8 year term. Vesting is subject to the Extraordinary Accomplishment vesting matrix.

Employment Agreements

In March 2005, we entered into a letter agreement with Mr. Hooshmand, pursuant to which Mr. Hooshmand served as our President and Chief Executive Officer. Under the agreement, Mr. Hooshmand received a base salary for fiscal year 2009 at an annual rate of $460,000. The agreement also provided that Mr. Hooshmand was eligible to participate in any annual bonus program that the Committee may establish and to receive other benefits commensurate with those offered to our other executive officers. Mr. Hooshmand participated in our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan. We also paid for a supplemental term life insurance policy with a face value of $2 million for the benefit of Mr. Hooshmand’s designated beneficiary.

The agreement provided for the reimbursement of Mr. Hooshmand’s relocation and temporary living expenses (including tax reimbursement for any taxable income realized upon such reimbursement). In February 2006, the agreement was amended to provide, in lieu of the reimbursement of up to $160,000 in closing costs relating to the purchase of his primary residence, a one-time payment of approximately $317,000 to be used by him exclusively for the purchase of a residence in the San Diego area and to cover the related federal, state or local taxes payable by Mr. Hooshmand. The amendment further provided that in the event Mr. Hooshmand voluntarily left his employment with us, or was terminated by us for “cause” (as defined in the agreement), during the 18-month period following the initial disbursement of the payment, then Mr. Hooshmand would have been required to reimburse us for the full amount of the payment.

In May 2008, we entered into a letter agreement with Dr. Paramesh Gopi, pursuant to which Dr. Gopi initially served as our Chief Operating Officer. The agreement provided for an annual base salary of $380,000, an option to purchase 650,000 shares of stock, a one-time hiring bonus of $87,500 and an annual bonus of $190,000 prorated based on Dr. Gopi’s actual service during fiscal 2009. Dr. Gopi became our President and Chief Executive Officer in May 2009, after the end of fiscal 2009. As a result of the salary reduction program implemented for fiscal 2010 and an increase due to Dr. Gopi’s promotion, Dr. Gopi currently receives a base salary at an annual rate of $370,000. The agreement also provides that Dr. Gopi is eligible to participate in our executive severance benefit plan. Dr. Gopi participates in our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan.

Potential Payments Upon Termination or Change in Control

On September 19, 2007, the Committee adopted the Executive Severance Benefit Plan. The Plan provides for the payment of severance benefits to certain eligible executives in the event they are subject to qualifying employment terminations, and additional benefits if such qualifying employment terminations occur in connection with a change in control. A qualifying termination includes an involuntary termination without cause or resignation for good reason. For such purposes, good reason includes a resignation due to a material reduction in base salary, duties or responsibilities, or an increase in the one-way driving distance to the place of work by more than 50 miles. The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	option vesting acceleration benefits;

•	an option exercise period extension; and

•	RSU vesting acceleration benefit.

Cash Severance Benefits

In the case of a covered termination that does not qualify as a change in control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary, the Chief Operating Officer and Chief Financial Officer will each receive a lump sum payment equal to 12 months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. The Chief Executive Officer will also receive a lump sum payment equal to his target bonus amount under our annual bonus plan, prorated for the number of days of employment during the fiscal year in which his employment terminated. In the case of a covered termination that occurs within one month prior or 11 months following a change in control, or a change in control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary, the Chief Operating Officer and Chief Financial Officer will each receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary. The Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will also receive an amount equal to his target bonus amount under our annual bonus plan.

Health Severance Benefits

Eligible executives will continue to receive medical, dental and vision plan coverage for a period of months following covered terminations. In the case of a covered termination that does not qualify as a change in control termination, executives will receive continued health severance benefits for the following periods: for the Chief

Executive Officer, 18 months; for the Chief Operating Officer and Chief Financial Officer, 12 months; for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change in control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the Chief Operating Officer and Chief Financial Officer, 12 months; for other eligible executives, six months.

Option Vesting Acceleration Benefits

In the case of a covered termination that is not a change in control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s options will vest and the next 12 monthly time-based vesting installments of the Chief Operating Officer’s and Chief Financial Officer’s options will vest.

In the case of a change in control termination, the remainder of all vesting installments, whether time-based or performance-based, of the Chief Executive Officer’s, Chief Operating Officer’s and Chief Financial Officer’s options will vest, and the next 12 monthly time-based vesting installments of all other eligible executives’ options will vest.

Option Exercise Period Extension

In the case of a covered termination that is not a change in control termination or in the case of a change in control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the Chief Operating Officer and Chief Financial Officer will each have 15 months to exercise his vested stock options. In the case of a change in control termination, other eligible executives will have 12 months to exercise their vested stock options.

RSU Vesting Acceleration Benefit

In the case of a covered termination that is not a change in control termination, the Chief Executive Officer will vest the next eight quarterly time-based vesting installments of his RSUs and the Chief Operating Officer and Chief Financial Officer will each vest the next four quarterly time-based vesting installments of their RSUs. In the case of a change in control termination, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will vest the remainder of all vesting installments of their RSUs, whether time-based or performance-based, and other eligible executives will vest the next four quarterly time-based vesting installments of their RSUs.

Severance and Change-In-Control Benefits Table

The following tables summarize the potential severance and change-in-control payments payable to the Named Executive Officers assuming their employment was terminated under the circumstances described above as of March 31, 2010:

Severance Benefits not in Connection with a Change in Control

Executive	Base Salary Component(1)	Bonus Component	Value of Employee Benefits(2)	Value of Accelerated Vesting(3)	Total Potential Value
Paramesh Gopi, Ph.D.	$570,000	$—	$24,961	$1,251,696	$1,846,657
Robert G. Gargus	300,000	—	17,846	553,166	871,012
Hector Berardi	40,833	—	4,614	—	45,447
Shiva Natarajan	107,500	—	7,229	—	114,729
Michael Major	111,250	—	8,167	—	119,417

Severance Benefits in Connection with Change in Control

Executive	Base Salary Component(1)	Bonus Component	Value of Employee Benefits(2)	Value of Accelerated Vesting(3)	Total Potential Value
Paramesh Gopi, Ph. D	$760,000	$—	$33,281	$4,125,457	$4,918,738
Robert G. Gargus	450,000	—	17,846	2,142,613	2,610,459
Hector Berardi	245,000	—	8,190	113,015	366,205
Shiva Natarajan	215,000	—	7,229	79,449	301,678
Michael Major	222,500	—	8,167	132,448	363,115

(1)	The amount shown is based on salary effective March 31, 2010.
(2)	The amount shown is based on COBRA Premium rates at most recent plan elections and family coverage categories.
(3)	The only option grants held by the Named Executive Officers that were subject to accelerated vesting were “out-of-the-money” stock options. RSU awards were valued at $8.63, the closing price of our Common Stock on Nasdaq on March 31, 2010.

Mr. Hooshmand resigned as our President and Chief Executive Officer and as a member of our Board of Directors effective May 12, 2009. Mr. Hooshmand received a separation payment of $1,104,000 in cash (some of which was directed to the Non-qualified Deferred Compensation Plan pursuant to Mr. Hooshmand’s prior election), accelerated vesting on 90,000 RSUs, and 18 months of continued health benefits eligibility at then-current employee contribution rates. Ms. Cynthia Moreland’s termination of employment occurred on September 30, 2009. She was our Vice President, General Counsel and Secretary. Ms. Moreland received a separation payment of $125,000 in cash and six (6) months of continued health benefits eligibility at then-current employee contribution rates. In addition, Ms. Moreland entered into a contract to provide consulting services to the Company in connection with its proposed monetization of certain intellectual property for which she received a fee of $150,000.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2010:

Name	Award Date	OPTION AWARDS(1)						STOCK AWARDS(1)
								Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Paramesh Gopi, Ph. D.	8/1/2008	284,375	365,625	—		7.67	7/31/2016	—	—	—		—
	5/4/2009	54,167	205,833	—		7.12	5/3/2017	—	—	—		—
	5/4/2009	—	—	300,000	(2)	7.12	5/3/2017	—	—	—		—
	5/15/2009	—	—	—		—	—	21,666	141,479	—		—
	5/15/2009	—	—	—		—	—	—	—	325,000	(3)	2,122,250

Robert G. Gargus	5/3/2007	20,462	8,425	—		12.16	5/2/2015	—	—	—		—
	5/3/2007	20,462	8,425	—		12.16	5/2/2015	—	—	—		—
	4/28/2006	18,359	391	—		14.68	4/27/2016	—	—	—		—
	4/28/2006	18,359	391	—		16.15	4/27/2016	—	—	—		—
	4/28/2006	28,763	612	—		14.68	4/27/2016	—	—	—		—
	4/28/2006	14,381	306	—		16.15	4/27/2016	—	—	—		—
	4/28/2006	14,381	306	—		14.68	4/27/2016	—	—	—		—
	10/10/2005	58,625	0	—		11.28	10/9/2015	—	—	—		—
	10/10/2005	28,875	0	—		12.41	10/9/2015	—	—	—		—
	5/15/2008	—	—	—		—	—	40,000	261,200	—		—
	5/15/2009	—	—	—		—	—	32,500	212,225	—		—
	5/15/2009	—	—	—		—	—	—	—	220,000	(3)	1,436,600

Hector Berardi	8/1/2008	36,458	51,042	—		7.67	7/31/2016	—	—	—		—
	8/15/2008	—	—	—		—	—	7,635	65,432	—		—
	5/15/2009	—	—	—		—	—	—	—	36,000	(3)	235,080

Shiva Natarajan	2/1/2007	16,250	3,750	—		13.36	1/31/2017	—	—	—		—
	10/29/2007	14,636	9,589	—		12.84	10/28/2015	—	—	—		—
	10/29/2007	4,936	3,234	—		12.84	10/28/2015	—	—	—		—
	1/25/2008	24,542	33,458	—		8.08	1/24/2016	—	—	—		—
	11/15/2007	—	—	—		—	—	1,190	11,852	—		—
	5/15/2009	—	—	—		—	—	—	—	40,000	(3)	261,200

Michael Major	2/6/2006	56,250	—	—		14.04	2/5/2016	—	—	—		—
	10/29/2007	4,936	3,234	—		12.84	10/28/2015	—	—	—		—
	1/25/2008	15,000	—	—		8.08	1/24/2016	—	—	—		—
	5/5/2008	35,292	41,708	—		8.31	5/4/2016	—	—	—		—
	11/15/2007	—	—	—		—	—	1,190	11,852	—		—
	2/15/2008	—	—	—		—	—	2,500	19,200	—		—
	5/15/2009	—	—	—		—	—	—	—	36,000	(3)	235,080

Kambiz Y. Hooshmand	5/3/2007	72,687	—	—		12.16	5/2/2015	—	—	—		—
	5/3/2007	72,687	—	—		12.16	5/2/2015	—	—	—		—
	4/28/2006	93,750	—	—		14.68	4/27/2016	—	—	—		—
	4/28/2006	46,875	—	—		16.15	4/27/2016	—	—	—		—
	4/28/2006	46,875	—	—		14.68	4/27/2016	—	—	—		—
	3/21/2005	550,000	—	—		12.84	3/20/2015	—	—	—		—
	3/21/2005	137,500	—	—		14.12	3/20/2015	—	—	—		—

(1)	Unless otherwise indicated, the stock options vest in equal monthly installments over four years following the date of grant. RSUs vest in equal quarterly installments over four years following the date of grant.
(2)	Represents a stock option granted under the 1992 Plan with an 8 year term. Vesting is subject to the Extraordinary Accomplishment vesting matrix.
(3)	In May 2009, the Committee issued three-year RSU grants, or “EBITDA Grants.” Vesting for the EBITDA Grants is subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information regarding shares of our Common Stock acquired by the Named Executive Officers pursuant to exercises of stock options or the vesting of stock awards during the fiscal year ended March 31, 2010:

	Option Awards		Restricted Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Paramesh Gopi, Ph.D.	—	—	28,334	216,006
Robert G. Gargus	—	—	27,500	191,400
Hector Berardi	—	—	4,865	37,929
Shiva Natarajan	15,000	29,700	680	5,245
Michael Major	—	—	4,430	34,165
Kambiz Y. Hooshmand	—	—	90,000	624,600

(1)	The value realized on exercise is calculated by multiplying the excess of the market price of our Common Stock at exercise over the exercise price for the stock options by the number of shares acquired upon exercise.
(2)	The value realized on vesting is calculated by multiplying the market price of our Common Stock at vesting by the number of shares acquired upon vesting.

Non-qualified Deferred Compensation in Fiscal 2010

The following table provides, for the fiscal year ended March 31, 2010, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Balance at Last FYE ($)
Paramesh Gopi, Ph. D.	39,974	62,070	168,415	(3)
Robert G. Gargus	—	23,236	114,270	(4)
Shiva Natarajan	—	—	—	(5)
Michael Major	—	—	—	(5)
Kambiz Y. Hooshmand	1,123,500	76,937	1,813,893	(6)

(1)	Amounts shown are reported in their entirety in the Summary Compensation Table.
(2)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.
(3)	$66,371 of this amount was reported in the Summary Compensation Table for the previous year.
(4)	$91,034 of this amount was reported in the Summary Compensation Table for the previous year.
(5)	Messrs. Natarajan and Major did not defer compensation under this plan in fiscal year 2010.
(6)	$613,456 of this amount was reported in the Summary Compensation Table for the previous year.

We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation otherwise payable each year under a non-qualified deferred compensation plan. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals or distributions during the fiscal year ended March 31, 2010. Payments to key employees may not be made sooner than six months after termination except on account of death or disability. Contributions to the non-qualified deferred compensation plan are frozen, effective July 14, 2009 due to low levels of participation. The plan is scheduled to reactivate not sooner than January 1, 2011.

Director Compensation

The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		Stock Awards(1) ($)	Total ($)
Cesar Cesaratto	87,500	29,900	(2)	13,060	130,460
Donald Colvin	37,500	21,357	(3)	13,060	71,917
Paul R. Gray, Ph.D.	33,941	—	(4)	47,000	80,941
Niel Ransom, Ph.D.	19,761	21,357	(5)	13,060	54,178
Fred Shlapak	48,500	21,357	(5)	13,060	82,917
Arthur B. Stabenow	76,500	21,357	(6)	13,060	110,917
Julie H. Sullivan, Ph.D.	65,000	21,357	(7)	13,060	99,417

(1)	The amounts shown represent the grant fair value of stock option and RSU awards granted in fiscal 2010 in accordance with ASC Topic 718-10. We use the Black-Scholes pricing model to calculate the grant date fair value of stock options under ASC Topic 718-10. For more information regarding the assumptions used in determining grant date fair values under ASC Topic 718-10, see note 1 to our consolidated financial statements included in our fiscal 2010 Annual Report on Form 10-K.
(2)	As of March 31, 2010 Mr. Cesaratto had outstanding options to purchase 112,500 shares of Common Stock and 2,000 unvested RSU awards.
(3)	As of March 31, 2010 Mr. Colvin had outstanding options to purchase 31,250 shares of Common Stock and 2,000 unvested RSU awards.
(4)	As of March 31, 2010 Dr. Gray had outstanding options to purchase 0 shares of Common Stock and 5,208 unvested RSU awards.
(5)	As of March 31, 2010 Mr. Shlapak had outstanding options to purchase 43,750 shares of Common Stock and 2,000 unvested RSU awards.
(6)	As of March 31, 2010 Mr. Stabenow had outstanding options to purchase 100,000 shares of Common Stock and 2,000 unvested RSU awards.
(7)	As of March 31, 2010 Dr. Sullivan had outstanding options to purchase 56,250 shares of Common Stock and 2,000 unvested RSU awards.

The following table sets forth the full grant date fair value of each stock option award and RSU award granted during the last fiscal year, as calculated under ASC Topic 718-10:

Name	Grant Date of Option Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)	Number of Underlying Restricted Stock Unit Award (#)	Grant Date Fair Value of Restricted Stock Unit Award ($)
Cesar Cesaratto	5/4/2009	2,500	8,543	—	—
	5/4/2009	6,250	21,357	—	—
	5/15/2009	—	—	2,000	13,060

Donald Colvin	5/4/2009	6,250	21,357	—	—
	5/15/2009	—	—	2,000	13,060

Paul R. Gray, Ph.D.	8/17/2009	—	—	6,250	47,000

Niel Ransom, Ph.D.	5/4/2009	6,250	21,357	—	—
	5/15/2009	—	—	2,000	13,060

Fred Shlapak	5/4/2009	6,250	21,357	—	—
	5/15/2009	—	—	2,000	13,060

Arthur B. Stabenow	5/4/2009	6,250	21,357	—	—
	5/15/2009	—	—	2,000	13,060

Julie H. Sullivan, Ph.D.	5/4/2009	6,250	21,357	—	—
	5/15/2009	—	—	2,000	13,060

Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed yearly by our Governance and Nominating Committee, which presents market data and recommendations to the full Board of Directors for approval. In August 2009, the Governance and Nominating Committee reviewed updated compensation material from National Association of Corporate Directors plus performance peer company proxy disclosures on Director compensation prepared by our Human Resources department with support from Compensia. No changes in director compensation were recommended by the Governance and Nominating Committee and none were authorized by the Board.

Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or for any director first elected to the Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each non-employee director own not less than 6,000 shares of our Common Stock.

The following is a summary of our current non-employee director compensation:

Board of Directors annual retainer: $12,000

Chairman of the Board annual retainer: $24,000

Audit Committee Chair annual retainer: $16,000

Compensation Committee and Governance & Nominating Committee Chair annual retainer: $12,000

Committee Member annual retainer: $8,000

Meeting fees: $2,000 per Board of Directors meeting attended and $500 per telephonic Board of Directors meeting attended, $1,000 per Committee meeting attended and $500 per telephonic Committee meeting attended.

Additional fees: We have also authorized payment of (i) an annual retainer of $12,000 to members of our Technical Advisory Board Committee who are non-employee directors; (ii) a fee of $500 per meeting attended by members of our Enterprise Risk Management Committee who are non-employee directors; and (iii) a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.

Expenses: Reasonable travel-related expenses are reimbursed for attendance at Board and Committee meetings.

Stock Options and Restricted Stock Units: Each person who becomes a non-employee director is granted RSUs covering 6,250 shares on the first regularly scheduled RSU grant date after the person first becomes a non-employee director, unless our trading window is closed under our insider trading policy, in which case such award of RSUs is granted on the first regularly scheduled RSU grant date on which our trading window is open following the date the individual first becomes a non-employee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected so that the RSU is fully vested in three years.

On the second day following our release of earnings for each fiscal year, each non-employee director is granted an option to purchase 6,250 shares of Common Stock if, on such date, he or she has served on our Board for at least six months. The Chairman of the Board is granted an additional option to purchase 2,500 shares of Common Stock on such date. The exercise price of each stock option granted is equal to the fair market value of one share of Common Stock on the date of grant. In addition, each continuing non-employee director receives RSUs covering 2,000 shares on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing non-employee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing non-employee directors vest in their entirety one year following the date of grant.

In the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, the options will fully vest and either:

•

the director will be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director will be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.

In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Governance Documents.

Related-Person Transactions

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2010, which contains important information about us and our business, financial condition and results of operations.

Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.

A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2010 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 or is available on line at http://www.appliedmicro.com.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

William Caraccio

Secretary

July 6, 2010

Annex A

APPLIED MICRO CIRCUITS CORPORATION

1998 EMPLOYEE STOCK PURCHASE PLAN

Last Amended on April 28, 2010

The following constitute the provisions of the 1998 Employee Stock Purchase Plan of Applied Micro Circuits Corporation (the “Plan”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean Applied Micro Circuits Corporation, a Delaware corporation.

(e) “Compensation” shall mean all base straight time gross earnings including payments for overtime, shift premium, sales department commissions/bonus plan, but excluding all other bonuses and reimbursements.

(f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Purchase Date” shall mean the last day of each Purchase Period of the Plan.

(l) “Offering Date” shall mean the first business day of each Offering Period of the Plan.

(m) “Offering Period” shall mean, for Offering Periods beginning before February 1, 2001, a period of twelve (12) months, and for Offering Periods beginning on or after February 1, 2001, a period of twenty-four (24) months, commencing on February 1 and August 1 of each year, except for the first Offering Period as set forth in Section 4(a) and as otherwise determined by the Board of Directors with respect to any particular Offering Period.

(n) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o) “Plan” shall mean this Employee Stock Purchase Plan.

(p) “Purchase Period” shall mean a period of six (6) months within an Offering Period, except for the first Purchase Period as set forth in Section 4(b).

(q) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock as defined in Section 7(b) on the Offering Date or on the Purchase Date, whichever is lower, provided, however, that, in the event (i) the Company’s stockholders approve an increase in the number of shares available for issuance under the Plan, and (ii) all or a portion of such additional shares are to be issued with respect to one or more Offering Periods that are underway at the time of such stockholder approval (“Additional Shares”), and (iii) the Fair Market Value of a share of Common Stock on the date of such approval (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a share of Common Stock on the Purchase Date, whichever is lower.

(r) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

4. Offering Periods and Purchase Periods.

(a) Offering Periods. The Plan shall be implemented by a series of Offering Periods with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Board of Directors). Except as otherwise determined by the Board of Directors, Offering Periods beginning before February 1, 2001 shall be of twelve (12) months duration, and Offering Periods beginning on or after February 1, 2001 shall be of twenty-four (24) months duration. The first Offering Period shall commence on the date that the Company’s stockholders first approve the Plan and will continue until July 31, 1999. The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may not participate in more than one Offering Period under the Plan at a time.

(b) Purchase Periods. Except as otherwise determined by the Board of Directors, each Offering Period beginning before February 1, 2001 shall consist of two (2) consecutive purchase periods of six (6) months duration, and each Offering Period beginning on or after February 1, 2001 shall consist of four (4) consecutive purchase periods of six (6) months duration. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on February 1 shall end on the next July 31. A Purchase Period commencing on August 1 shall end on the next January 31. The first Purchase Period shall commence on the date that the Plan is first approved by the Company’s stockholders and shall end on January 31, 1999. The Board of Directors of the Company shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant’s Compensation (which shall be not less than 1% and not more than 20%) to be paid as Contributions pursuant to the Plan.

(b) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Method of Payment of Contributions.

(a) At the time a participant files his or her subscription agreement, the participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) of such participant’s Compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, during the Offering Period may increase or decrease the rate of his or her Contributions during such Offering Period by completing and filing with the Company a new subscription agreement; provided, however, that no participant may effect more than one increase or decrease during a Purchase Period. The change in rate shall be effective as of the beginning of the next pay period following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding pay period.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period as is necessary to comply with the limitations provided in such Sections. Payroll deductions shall re-commence at the rate provided in such participant’s subscription Agreement at such time as will comply with such Sections, unless terminated by the participant as provided in Section 10.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however, that the maximum number of shares an Employee may purchase during each Purchase Period shall be 4,000 shares (1,000 shares for each Offering Period beginning on or after February 1, 2008 and 2,500 shares for each Offering Period beginning on or after August 1, 2010), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b).

(b) The fair market value of the Company’s Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal; provided, however, that for Offering Periods beginning on or after April 18, 2001, the fair market value of the Company’s Common Stock on the first day of each such Offering Period shall be determined by the Board in its discretion based on the closing price of the Common Stock on the last market trading day prior to such date, as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the last market trading day prior to such date, as reported in The Wall Street Journal (the “Fair Market Value”).

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10, his or her option for the purchase of shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after a Purchase Date, including amounts that would have purchased shares in excess of the maximum allowed under Section 7(a), shall be returned to the Participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or the deposit of such number of shares with the broker selected by the Company for administration of Plan stock purchases, as determined by the Company.

10. Voluntary Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all of the Contributions credited to his or her account under the Plan at any time at least five (5) business days prior to each Purchase Date by giving written notice to the Company in the form provided for by the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee (as defined in Section 2(f) hereof) prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11. Automatic Withdrawal. If the Fair Market Value of the shares on a Purchase Date during an Offering Period (other than the last Purchase Date of such Offering Period) is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

12. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

13. Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 6,300,000 shares subject to adjustment upon changes in capitalization of the Company as provided in Section 19. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

17. Use of Funds. The Company may use all Contributions received or held by the Company under the Plan for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Purchase Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustment. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20. Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination may affect options previously granted, provided that an Offering Period may be terminated by the Board on a Purchase Date if the Board determines that the termination of the Plan is in the best interests of the Company and the shareholders or if continuation of an Offering Period would cause the Company to incur adverse accounting charges resulting from a change in the generally accepted accounting rules applicable to such plans. Except as provided in Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan; Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 20.

24. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

AppliedMicro

215 MOFFETT PARK DRIVE

SUNNYVALE, CA 94089

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26173-P99109

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

APPLIED MICRO CIRCUITS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below.

1a. Cesar Cesaratto

1b. Donald Colvin

1c. Paramesh Gopi, Ph.D. 1d. Paul R. Gray, Ph.D.

1e. Fred Shlapak

1f. Arthur B. Stabenow

1g. Julie H. Sullivan, Ph.D.

For

Against

Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

3. To approve an increase in the number of shares of Common Stock reserved for issuance under the Applied Micro Circuits Corporation Employee Stock Purchase Plan.

4. To conduct any other business properly brought before the meeting.

For

Against

Abstain

These items of business are more fully described in the accompanying proxy statement. The record date for the annual meeting is June 21, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Signature (PLEASE SIGN WITHIN BOX)

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on August 17, 2010:

The Notice and Proxy Statement/10-K Combo and Annual Report are available at www.proxyvote.com.

M26174-P99109

APPLIED MICRO CIRCUITS CORPORATION

PROXY CARD

This proxy is solicited on behalf of the Board of Directors. The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware Corporation (the “Company”), will be held at the Company’s corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 17, 2010, at 10:00 a.m., local time, for the purposes stated on the reverse side. The undersigned hereby appoints Paramesh Gopi and Robert G. Gargus, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of Applied Micro Circuits Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE